Exhibit 11

ALLMERICA FINANCIAL CORPORATION
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
 For the Period Ended September 30, 1996
             (Unaudited)

                                           Three Months Ended  Nine MonthsEnded
                                           September 30,       September 30,
                                           1996                1996
Primary:
  Average shares outstanding               50.1                50.1
  Net effect of dilutive stock options
    based on the treasury stock
    method using average market
    price <FN1>                              -                   -
                                          -----               -----
TOTALS                                     50.1                50.1
                                          =====               =====

  Net income                            $  46.7             $ 136.6
  Per share amount                      $  0.93             $  2.72


Fully diluted:
  Average shares outstanding               50.1                50.1
  Net effect of dilutive stock options
    based on the treasury stock
    method using the higher of
    period end or average market
    price <FN2>                              -                  -
                                          -----               -----
TOTALS                                     50.1                50.1
                                          =====               =====

  Net income                            $  46.7             $ 136.6
  Per share amount                      $  0.93             $  2.72

<FN1>  The weighted average incremental options used to calculate primary earnings per share were 251 and 13,817 for the quarter and nine months ended September 30, 1996.
<FN2> The weighted average incremental options used to calculate fully diluted earnings per share were 3,305 and 22,416 for the quarter and nine months ended September 30, 1996.